Exhibit 10.18

CYPRESS SEMICONDUCTOR CORPORATION

2006 KEY EMPLOYEE BONUS PLAN (KEBP) SUMMARY

Article 1—Plan Objective

1.1	The objective of the Key Employee Bonus Plan (KEBP) is to provide incentives to key Cypress employees based on the Company’s quarterly earnings per share (EPS) performance, the Corporate plan and individual milestone performance (CSFs).

Article 2—Eligibility for Plan Participation

2.1	Initial eligibility for the KEBP is based on pay grade, and is subject to approval by the President/CEO. Any exception to eligibility based on pay grade criteria must be reviewed and approved by the CEO.

Article 3—Bonus Plans and Calculations

3.1	Each plan participant is given an incentive level target which ranges from 20%-80% of the individual’s base salary. Bonuses may be earned for quarterly performance as well as annual performance.

3.2	The participant’s actual bonus will be based on the individual’s quarterly individual milestone performance, annual individual milestone performance as well as the Company’s quarterly EPS performance, as measured against the Company’s EPS Plan for each quarter. Specifically, the individual’s base pay will be multiplied by their incentive level divided by the number of bonus periods multiplied by the Company EPS factor times the individual’s milestone achievement factor.

3.3	There will be no payout in any period where the Actual EPS is less than or equal to zero.

3.4	Bonus payouts cannot exceed 200% of the employee’s designated incentive target in any one year.

Article 4—Milestone Achievement

4.1	Milestone setting and the determination of achievement remains subject to the approval of the individual’s manager.

4.2	Milestone achievement by the CEO and executive staff for each organization within the Company will affect the % milestone achievement calculation used to determine individual KEBP payments.

Article 5—Eligibility for Payment

5.1	To be eligible for any portion of the bonus payment, the participant must be employed by the company on the first day of any quarter in which a bonus is earned and on the scheduled payment date. A participant who terminates employment prior to the payment date will forfeit the bonus.